Exhibit 99.1

For Immediate Release

Aquinox Pharmaceuticals Announces Year End 2015 Financial Results

● Advancing to first Phase 3 trial for AQX-1125 in IC/BPS

● Host conference call update today at 4:30PM ET

Vancouver, British Columbia – March 14, 2016 - (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today provided a corporate update and reported financial results for the year ending December 31, 2015.

“2015 was a defining year for Aquinox with the emergence of a promising therapeutic opportunity for AQX-1125 in interstitial cystitis/bladder pain syndrome (IC/BPS),” said Mr. David Main, President and CEO of Aquinox. “With full results from the LEADERSHIP trial in hand, we successfully raised net proceeds of $91.8M in September, which we expect to carry us through the first of two planned Phase 3 trials. Having met with the FDA in December, we anticipate submitting our first Phase 3 trial protocol to the FDA in the second quarter of 2016 to begin enrolling patients in the second half of the year.”

2015 Business Highlights:

•	In 2015, we announced results from the Phase 2 LEADERSHIP randomized clinical trial investigating the therapeutic potential of AQX-1125 in treating pain and other urinary symptoms in IC/BPS. While narrowly missing statistical significance (p = 0.06), the LEADERSHIP trial demonstrated a positive trend on the primary endpoint of a reduction in average daily pain with AQX-1125 compared to placebo on an 11 point NRS scale (2.4 pts. vs. 1.4 pts. respectively).

We subsequently announced that the secondary endpoints of the LEADERSHIP trial demonstrated statistically significant improvements in maximum daily pain (2.6 pts. vs. 1.4 pts. respectively, p = 0.03) as well as on several scales measuring combined pain and urinary symptoms. Among those secondary endpoints was a statistically significant reduction in urinary frequency for patients with AQX-1125 compared to those on placebo. Patients on AQX-1125 had an average of 3.6 fewer voids per day at six weeks from a baseline average of 15.7, whereas patients given placebo had an average of 0.8 fewer voids per day from a baseline average of 16.8 (p = 0.04).

•	In September 2015, we completed a public offering of 6,325,000 shares of common stock at a price to the public of $15.50 per share for gross proceeds from the offering of $98.0 million before underwriting commissions and expenses of approximately $6.2 million.

•	On December 8, 2015 we met with the FDA Division of Bone, Reproductive and Urologic Products and in January 2016 provided an update on plans for development of AQX-1125 for the treatment of patients with IC/BPS. At the December 8 meeting we sought guidance and discussed with the FDA the proposed pivotal trial designs with AQX-1125 for IC/BPS, as well as additional supportive clinical, preclinical and manufacturing activities to inform the design of the trials and that could potentially be required for registration.

We are also pleased to announce today the appointment of David A. Green, PhD as Vice President, Clinical Operations. “Dr. Green brings an exceptional depth of experience in the execution and management of Phase 3 clinical trials that will guide the direction and oversight of Aquinox’s clinical operations and management of relationships with our global Clinical Research Organization partners,” said Mr. Main. Prior to joining Aquinox Dr. Green has held the positions of Executive Director at United Therapeutics leading global clinical operations for developmental drug candidates targeting orphan disease indications, Vice President of Global Clinical Operations & Biometrics at ReSearch Pharmaceutical Services (now PRA), Executive Director of Clinical Operations at Amgen, and Clinical Program Manager at Abbott Labs.

Summary of Financial Results

Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $112.9 million as of December 31, 2015, compared to $41.1 million as of December 31, 2014. This increase was primarily driven by the completion in September 2015 of our public offering for net proceeds of $91.8 million. Aquinox expects its cash, cash equivalents, short-term and long-term investments to be sufficient to complete the first of two planned Phase 3 clinical trials in IC/BPS with AQX-1125 as well as supportive activities related to manufacturing, toxicology and additional clinical development.

R&D Expenses. Research and development expenses were $15.8 million for 2015 compared to $18.1 million for 2014. This decrease was primarily due to the reduction in expenditures as we completed final activities related to the LEADERSHIP and FLAGSHIP clinical trials.

G&A Expenses. General and administrative expenses for 2015 increased to $5.5 million compared to $4.3 million for 2014. This increase was primarily due to higher personnel related costs, legal and consulting expenses.

Net Loss. Net loss for 2015 was $21.9 million compared to a net loss of $24.0 million for 2014. The decrease in net loss was primarily due to the reduction in research and development expenditures over the second half of 2015.

Aquinox will host a conference call and live audio webcast on Monday, March 14, 2016 at 4:30 PM (ET) / 1:30 PM (PT).

Conference Call and Webcast Details:

Date: Monday, March 14th, 2016

Time: 4:30 PM (ET) / 1:30 PM (PT)

Toll-free: (866) 357-7878

International: (315) 625-3088

Conference ID: 59998679

Webcast URL: http://edge.media-server.com/m/p/9brvbrt5

The live webcast may be accessed through the “Events & Presentations” page in the “Investor Relations” section of the company’s website at www.aqxpharma.com. The archived webcast will also be available on Aquinox’s website approximately two hours after the event and will be available for replay for at least 30 days after the event.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signalling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties for once daily oral administration in multiple preclinical studies and seven completed clinical trials. Aquinox completed a successful Phase 2 clinical trial with AQX-1125 for the treatment of interstitial cystitis/bladder pain syndrome (IC/BPS) in 2015 and anticipates initiation of a Phase 3 trial with AQX-1125 in IC/BPS in 2016.

About Interstitial Cystitis/Bladder Pain Syndrome

IC/BPS is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. IC/BPS is estimated to affect between 5 and 12 million people in the United States. Most IC/BPS patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of IC/BPS. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the LEADERSHIP Trial

The LEADERSHIP trial was a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of 200 mg oral, once daily AQX-1125 to reduce pain in female patients with IC/BPS. The primary endpoint was to measure the difference in the change from baseline in the average daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. Results demonstrated a positive trend in the primary endpoint and statistically significant changes on secondary endpoints including both pain and urinary symptoms. A total of 69 subjects were enrolled. For more information on the LEADERSHIP trial, please visit http://www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. With a successful Phase 2 clinical trial completed in 2015, Aquinox plans to initiate a Phase 3 trial in 2016 with AQX-1125 for treatment of interstitial cystitis/bladder pain syndrome (IC/BPS). Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the planning for, and timing of, our planned Phase 3 clinical trials in IC/BPS; potential market opportunities for AQX-1125; and our projected cash position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; as an organization, we have never conducted a pivotal clinical trial before; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; reaching agreement on design of pivotal trials with regulatory authorities and our expectations regarding the potential safety, efficacy or clinical utility of AQX- 1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne	Gitanjali Ogawa
Senior Manager, Investor Relations	Vice President
Aquinox Pharmaceuticals, Inc.	The Trout Group
604.629.9223 Ext. 109	646-378-2949
ir@aqxpharma.com	Gogawa@troutgroup.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated balance sheets

(Expressed in thousands of U.S. dollars)

	DECEMBER 31, 2015	DECEMBER 31, 2014
Assets
Cash, cash equivalents, short-term and long-term investments	$112,940	$41,100
Other current assets	314	204
Other long-term assets	89	118

Total assets	$113,343	$41,422

Liabilities
Current liabilities	$4,792	$5,203
Non-current liabilities	131	72

Total liabilities	$4,923	$5,275

Stockholders’ equity	108,420	36,147

Total liabilities and stockholders’ equity	$113,343	$41,422

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated and combined statements of operations

(Expressed in thousands of U.S. dollars, except per share and share amounts)

	YEARS ENDED DECEMBER 31,
	2015	2014	2013
Operating expenses
Research and development	$15,799	$18,079	$7,599
General and administrative	5,541	4,296	1,777

Total operating expenses	21,340	22,375	9,376

Other (expenses) income
Interest expense and financing costs	(99)	(462)	(43)
Change in fair value of derivative liabilities	(52)	949	962
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	(1,884)	(386)
Other (expenses) income	(369)	(255)	109

	(520)	(1,652)	642

Net loss before income taxes	(21,860)	(24,027)	(8,734)

Income tax recovery	—	—	5

Net loss	$(21,860)	$(24,027)	$(8,729)

Net loss per common stock - basic and diluted	$(1.73)	$(2.75)	$(49.52)

Basic and diluted weighted average common stock outstanding	12,637,839	8,667,387	301,745